Pricing Supplement No. 178L dated November 30, 2006 (To Prospectus dated April 5, 2005 and Prospectus Supplement dated April 12, 2005)	Rule 424(b)(2) File No. 333-117775 CUSIP #: 46623E CK3

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[ ]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$150,000,000 100.0314%, plus accrued interest from September 25, 2006 $375,000 $149,672,100
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC.	$45,000,000
BLAYLOCK & COMPANY, INC.	$105,000,000

Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date:	December 7, 2006
Stated Maturity:	June 25, 2010

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[  ]  Fixed Rate Note:

[ X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	LIBOR Telerate [ X ] CMT [ ]	LIBOR Reuters [ ]

Interest Payment Dates:   Quarterly on the 25th or next good business day of March, June, September and December, via modified following business day convention, commencing December 25, 2006 and accruing from September 25, 2006.

Interest Reset Dates:    Quarterly on the 25th or next good business day of March, June, September and December, via modified following business day convention, commencing December 25, 2006.

Index Maturity:  3-month LIBOR
Spread (+/-):   +8 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Settlement Period: The terms agreement provides that the closing will occur on December 7, 2006, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Reopening: The notes offered by this pricing supplement are offered as part of a reopening of a previously existing series of notes. The notes offered by this pricing supplement have the same terms as, and are fungible with, the notes previously issued, but are offered at a different offering price. Once issued, the notes offered hereby will become part of the same series as the notes previously issued.